Exhibit 99.1

Virgin Media Amends Senior Credit Facilities Agreement

LONDON, 19 May, 2011 — Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that it has amended its Senior Credit Facilities Agreement (the “SCF”) to reflect the Company’s enhanced credit stature.

The amendments to the SCF, among others, reduce the margins payable on the facilities. The applicable margins today for the term loan are 325 basis points over LIBOR and 375 basis points over LIBOR for Tranches A and B respectively.  These are being amended to a £750 million term loan with a margin of 212.5 basis points over LIBOR, with the margin subject to reductions based on the Company’s leverage in the future.  This will come into effect as of the closing date, which is anticipated to be on or around 27 May 2011. The Company is also using £25 million of excess cash flow at its option to reduce the outstanding loan balance. In addition, the total commitments under the Company’s revolving facility are being increased from £250 million to £450 million. The maturity of the loan remains 30 June 2015.

The Company has obtained the commitment of its ten leading relationship banks to these amendments. All other lenders will be prepaid on the closing date, with these ten banks increasing their commitments accordingly.

SOURCE: Virgin Media

Investor Relations Contacts:

Richard Williams +44 (0) 1256 753037, richard.williams@virginmedia.co.uk

Vani Bassi +44 (0) 1256 752347, vani.bassi@virginmedia.co.uk

Reuben Wheeler +44 (0) 20 7909 3273, reuben.wheeler@virginmedia.co.uk

Media Contacts:

Gareth Mead +44 (0)20 7909 3289, gareth.mead@virginmedia.co.uk

or

Tavistock Communications

Lulu Bridges +44 (0) 20 7920 3150, lbridges@tavistock.co.uk